Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated August 29, 2022, except for the effects of the reverse stock split described in Note 1(h) to the consolidated financial statements, as to which the date is October 12, 2022, with respect to the consolidated financial statements of Quanergy Systems, Inc. contained in the Registration Statement and Prospectus. We consent to the use of the aforementioned report in the Registration Statement and Prospectus, and to the use of our name as it appears under the caption “Experts.”

/s/ GRANT THORNTON, LLP

Phoenix, Arizona
October 23, 2022